                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                       Loral Space & Communications Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[LORAL SPACE & COMMUNICATIONS LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 1998
                            ------------------------

     The Annual Meeting of Shareholders of Loral Space & Communications Ltd. will be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York, at 9:30 A.M., on Tuesday, April 28, 1998 for the purpose of:

     1. Electing to the Board three Class II Directors whose terms have expired;

     2. Acting upon a proposal to amend the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock available for issuance from 12,000,000 to 18,000,000;

     3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1998; and

     4. Transacting any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 1998 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     All shareholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors

                                          /s/ BERNARD L. SCHWARTZ

                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors

April 1, 1998

                                PROXY STATEMENT

                       LORAL SPACE & COMMUNICATIONS LTD.

                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 1998
                            ------------------------

                               PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Loral Space & Communications Ltd. (the "Company" or "Loral"). Any shareholder may revoke a previously granted proxy at any time before it is voted by written notice to the Secretary, by a duly executed proxy bearing a later date, or by voting in person at the meeting. The cost of soliciting proxies will be borne by the Company. The Company will enlist the assistance of and reimburse banks, brokers and other nominees for their costs in transmitting proxies and proxy authorizations to beneficial owners whose stock is registered in the name of such nominees. The Company has also retained W. F. Doring & Co., Inc. to assist it in the solicitation of proxies and will pay a fee, not to exceed $7,500, for such services. Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. The Inspector of Election will not be an employee of the Company. This Proxy Statement and the enclosed proxy will be first mailed to shareholders on or about April 1, 1998.

                            OUTSTANDING VOTING STOCK

     Only shareholders at the close of business on the March 17, 1998 record date are entitled to notice of and to vote at the Annual Meeting. There were 201,209,728 shares of common stock, par value $.01 per share ("Common Stock"), and 45,896,977 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company outstanding on that date. The holders of the Series A Preferred Stock vote together with the holders of the Common Stock, and each share of Common Stock and Series A Preferred Stock is entitled to one vote on each matter, except that the holders of Series A Preferred Stock will not vote for the election of directors. Pursuant to Bermuda law and the Company's Bye-Laws, the Company's Chairman will request a poll at the Annual Meeting so that each shareholder present in person or by proxy will have one vote for each share held. Proposals 1, 2, and 3 require for approval the vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals. Because abstentions and broker "non-votes" are not treated as shares voted, they would have no impact on proposals 1 through 3.

                             ELECTION OF DIRECTORS

     The Company has three classes of Directors serving staggered three-year terms, each class consisting of three Directors. The terms of the Class I and Class III Directors expire on the date of the Annual Meeting in 2000 and 1999, respectively. Of the Directors named below, the terms of office of Messrs. Hodes, Lazarus and Yankelovich expire at the 1998 Annual Meeting.

     The three persons named above have been nominated by the Board of Directors for election as Directors to serve for a period of three years and until their respective successors are duly elected and shall qualify. Unless authority to vote for management's nominees is withheld, the enclosed proxy will be voted for the election of the persons named above, except that the persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve. The nominees have acted as Directors of the Company since the Company was organized in January 1996.

     The Company has a standing Audit Committee, Compensation and Stock Option Committee (the "Compensation Committee") and Executive Committee. The Audit Committee, which met twice during 1997, is comprised of four members: Messrs. Hodes, Ruderman, Shapiro and Simon. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. The Compensation Committee, which met once during 1997, is comprised of Messrs. Shapiro and Simon. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters. The Compensation Committee is also responsible for the administration of the Company's 1996 Stock Option Plan (the "Stock Option Plan") and the Common Stock Purchase Plan for Directors. The Executive Committee, which met twelve times during 1997, is comprised of Messrs. Schwartz, Hodes and Kekst. The Executive Committee, between meetings of the Board of Directors, exercises all powers and authority of the Board of Directors in the management of the business and affairs of the Company that may be lawfully delegated. The Board of Directors performs the function of a nominating committee.

     The Board of Directors held seven meetings during 1997. No Director attended fewer than 75% of the meetings of the Board of Directors and of its committees, except for Mr. Gittis who attended four meetings.

     Mr. Thomas J. Stanton, who had been a Class III Director and a member of the Audit Committee and the Compensation Committee, passed away in January 1998.

     DIRECTOR COMPENSATION. Directors are paid a fixed fee of $25,000 per year. Non-employee Directors are also paid $6,000 for personal attendance at each meeting. Audit Committee members are paid $2,000 per year and $1,000 per meeting. Compensation Committee members are paid $500 per year. The Company provides certain life insurance and medical benefits to certain non-employee Directors. For 1997, the value of these benefits was $13,565 for Mr. Gittis, $15,515 for Mr. Hodes, $14,553 for Mr. Kekst, $14,223 for Mr. Ruderman, $15,000
for Mr. Shapiro and $14,170 for Mr. Yankelovich.

     The Company has purchased insurance from the Reliance Insurance Company ("Reliance") insuring the Company against obligations it might incur as a result of its indemnification of its officers and Directors for certain liabilities they might incur and insuring such officers and Directors for additional liabilities against which they might not be indemnified by the Company. The insurance expires on April 23, 1998 and costs approximately $250,000. Discussions are ongoing between the Company and Reliance to extend such insurance upon its scheduled expiration date. Pursuant to Bermuda law, the Company has entered into Indemnity Agreements with its Directors and executive officers. The Indemnity Agreements are intended to provide the full indemnity protection authorized by Bermuda law.

     The following provides certain relevant information concerning the Directors and nominees and their principal occupations:

BERNARD L. SCHWARTZ

     Bernard L. Schwartz, 72, has served as a Class III director of the Company since 1996. Mr. Schwartz is Chairman of the Board of Directors and Chief Executive Officer of the Company. In addition, he is Chairman of the Board of Directors and Chief Executive Officer of Globalstar Telecommunications Limited, Chairman of the Board of Directors and Chief Executive Officer of K&F Industries, Inc. and Chief Executive Officer and Chairman of the General Partners' Committee of Globalstar, L.P. Mr. Schwartz is a director of First Data Corp., Reliance Group Holdings, Inc. and certain of its subsidiaries and Satelites Mexicanos, S.A. de C.V. He is a Trustee of N.Y. University Medical Center.

HOWARD GITTIS

     Howard Gittis, 64, has served as a Class I director of the Company since 1996. Mr. Gittis is Director, Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc., Mafco Holdings Inc. and various affiliates. He is a director of California Federal Bank, CLN Holdings Inc., Consolidated Cigar Corporation, Consolidated Cigar Holdings Inc., First Nationwide Holdings Inc., First Nationwide (Parent) Holdings Inc., Jones Apparel Group, Inc., M&F Worldwide Corp., Revlon Consumer Products Corporation, Revlon, Inc., REV Holdings Corp. and Rutherford-Moran Oil Corporation.

ROBERT B. HODES

     Robert B. Hodes, 72, is a nominee to serve as a Class II director of the Company. He has been a director since 1996. Mr. Hodes is counsel to Willkie Farr & Gallagher, a law firm in New York, N.Y. and, until 1996, was a partner and co-chairman of that firm. He is a director of Aerointernational, Inc., Argentina High Yield & Capital Appreciation Fund Ltd., Beaver Dam Sanctuary, Inc., The Cremer Foundation, Crystal Oil Company, Cross River Reservoir Association, Globalstar Telecommunications Limited, LCH Investments N.V., Mueller Industries, Inc., Restructured Capital Holdings, Ltd., R.V.I. Guaranty Ltd. and W.R. Berkley Corporation.

GERSHON KEKST

     Gershon Kekst, 63, has served as a Class I director of the Company since 1996. Mr. Kekst is President of Kekst and Company Incorporated, corporate and financial communications consultants, New York, N.Y.

CHARLES LAZARUS

     Charles Lazarus, 74, is a nominee to serve as a Class II director of the Company. He has been a director since 1996. Mr. Lazarus is Chairman Emeritus of Toys "R" Us, Inc.

MALVIN A. RUDERMAN

     Malvin A. Ruderman, 71, has served as a Class III director of the Company since 1996. Dr. Ruderman is a Professor of Physics at Columbia University in New York, N.Y.

E. DONALD SHAPIRO

     E. Donald Shapiro, 66, has served as a Class III director of the Company since 1996. Professor Shapiro has been The Joseph Solomon Distinguished Professor of Law at New York Law School since 1983 and was previously Dean/Professor of Law (1973-1983). He is a director of Bank Leumi Trust Co., Eyecare Products PLC, Kranzco Realty Trust, Premier Laser Systems, Telepad Corporation, United Industrial Corporation, Vasomedical, Inc. and Vion, Inc.

ARTHUR L. SIMON

     Arthur L. Simon, 66, has served as a Class I director of the Company since 1996. Mr. Simon is an independent consultant. Previously, he was a partner at Coopers & Lybrand L.L.P, Certified Public Accountants, from 1968 to 1994.

DANIEL YANKELOVICH

     Daniel Yankelovich, 73, is a nominee to serve as a Class II director of the Company. He has been a director since 1996. Mr. Yankelovich is Chairman of DYG, Inc., a market, consumer and opinion research firm in New York, N.Y. He is Director Emeritus of Arkla, Inc., Meredith Corporation and U S West, Inc.

ALLEN M. SHINN (DIRECTOR EMERITUS)

     Allen M. Shinn, 90, is Director Emeritus of the Company. He is a retired Vice Admiral of the U.S. Navy, an independent consultant and Director Emeritus of Pennzoil Company.

     ELECTION OF THE NOMINEES WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF LORAL VOTE FOR THE NOMINEES FOR DIRECTORS.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company because they possessed or shared voting or investing power with respect to the shares of Common Stock of the Company:

                                                          AMOUNT AND NATURE OF    PERCENT
                    NAME AND ADDRESS                      BENEFICIAL OWNERSHIP    OF CLASS
                    ----------------                      --------------------    --------
FMR Corp................................................       31,358,959(1)       15.61%
82 Devonshire Street
Boston, MA 02109
The Capital Group Companies, Inc........................       13,741,580(2)        6.84%
333 South Hope Street
Los Angeles, CA 90071

---------------
(1) A Schedule 13G under the Securities Exchange Act of 1934 filed by FMR Corp. and affiliates ("FMR") with the SEC as of February 13, 1998 reported that, as of December 31, 1997, FMR beneficially owned 31,358,959 shares of Common Stock, representing 15.61% of the outstanding Common Stock as of December 31, 1997. Of such shares, FMR reported sole voting power with respect to 10,583,151 shares and sole dispositive power with respect to 21,284,358 shares.

(2) A Schedule 13G under the Securities Exchange Act of 1934 filed by The Capital Group Companies, Inc. and affiliates ("Capital Group") with the SEC as of February 12, 1998 reported that, as of December 31, 1997, Capital Group beneficially owned 13,741,580 shares of Common Stock, representing 6.84% of the outstanding Common Stock as of December 31, 1997. Of such shares, Capital Group reported sole voting power with respect to 12,113,230 shares and sole dispositive power with respect to 13,741,580 shares. Capital Group is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the shares of Common Stock. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Securities Exchange Act of 1934 and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients, which include registered investment companies and institutional accounts.

     The following table presents the number of shares of Common Stock beneficially owned by the Directors and nominees, the named executive officers in the Summary Compensation Table ("NEOs") and all Directors, nominees and officers as a group as of February 27, 1998 (except as otherwise indicated). Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                  AMOUNT AND NATURE OF       PERCENT
                    NAME OF INDIVIDUAL                         BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
                    ------------------                         --------------------------    --------
Bernard L. Schwartz........................................            4,038,507(3)            2.0%
Michael P. DeBlasio........................................              427,869(4)              *
Howard Gittis..............................................                6,000                 *
Robert B. Hodes............................................               20,000                 *
Gershon Kekst..............................................               20,000                 *
Charles Lazarus............................................               10,000                 *
Nicholas C. Moren..........................................              282,307(5)              *
Malvin A. Ruderman.........................................               32,000                 *
E. Donald Shapiro..........................................               27,000                 *
Arthur L. Simon............................................               10,000(6)              *
Michael B. Targoff.........................................              417,809(7)              *
Daniel Yankelovich.........................................               35,000                 *
Eric J. Zahler.............................................              291,572(8)              *
All Directors, Nominees and Executive Officers as a Group
  (24 persons).............................................            5,556,690(9)            2.7%

---------------
 * Represents holdings of less than one percent.

 (1) Includes shares which, as of February 27, 1998, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth) and shares held for the benefit of officers as of February 27, 1998 in the Loral Savings Plan (the "Savings Plan").

 (2) Except as noted, all shares are owned directly with sole investment and voting power.

 (3) Includes 160,000 shares held by Mr. Schwartz' wife, 1,200,000 shares exercisable under the Stock Option Plan and 249 shares in the Savings Plan.

 (4) Includes 320,000 shares exercisable under the Stock Option Plan and 7,869 shares in the Savings Plan.

 (5) Includes 200,000 shares exercisable under the Stock Option Plan and 1,907 shares in the Savings Plan.

 (6) Includes 2,750 shares held in Mr. Simon's IRA account and 250 shares in his wife's IRA account.

 (7) As of January 8, 1998, the date on which Mr. Targoff left the Company; includes 160,000 shares exercisable under the Stock Option Plan and 75 shares in the Savings Plan.

 (8) Includes 200,000 shares exercisable under the Stock Option Plan and 10,372 shares in the Savings Plan.

 (9) Includes 2,090,000 shares exercisable under the Stock Option Plan and 42,232 shares in the Savings Plan. Does not include 417,809 shares beneficially owned by Mr. Targoff who left the Company in January 1998.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The goals of the Company's compensation program are to align compensation with business objectives and corporate performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company and thereby create value for shareholders. In order to attain these goals, the Company's compensation policies link compensation to corporate performance.

     The principal components of the Company's compensation program are annual cash compensation consisting of base salary and an annual incentive bonus, as well as long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in the Company's achieving its business objectives and the Company's overall performance.

     SECTION 162(m) OF THE CODE. The Company's Stock Option Plan, which was adopted by the Company's Board of Directors and approved by the Company's then sole shareholder on March 13, 1996, has been designed to comply with the requirements for "performance-based compensation" under Internal Revenue Code
Section 162(m). The Compensation Committee, however, does not have a policy precluding the payment of nondeductible compensation.

     The Compensation Committee believes that the Company's compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the Company's growth and success.

     CEO COMPENSATION. The Company pays its Chairman and Chief Executive Officer ("CEO"), Bernard L. Schwartz, pursuant to a long-term employment contract. This contract provides for a minimum annual base salary, to be increased each year by the percentage change in the Consumer Price Index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time. Effective March 1, 1998, the Compensation Committee has set Mr. Schwartz's annual base salary at $1.6 million in recognition of Mr. Schwartz's outstanding leadership in guiding the Company and to bring his compensation in line with that of CEOs of other comparable companies. The Compensation Committee sets annual incentive compensation for Mr. Schwartz by assessing a number of factors, including his individual effort, performance and contribution toward achieving the Company's business plan and growth objectives. The Compensation Committee has granted to Mr. Schwartz a cash bonus for 1997 which, at Mr. Schwartz's request, was reduced from the bonus amount to which he would otherwise have been entitled for 1997.

     COMPENSATION FOR OTHER EXECUTIVE OFFICERS. Base salaries for NEOs other than Mr. Schwartz and other executive officers have been set at competitive levels by the CEO in consultation with the Compensation Committee, giving due regard to individual performance and time in position. Incentive compensation for NEOs other than Mr. Schwartz and other executive officers is set by the CEO, in consultation with the Compensation Committee, based on factors similar to those used for establishing incentive compensation for the CEO. Incentive compensation for corporate officers with line responsibility for division operations is generally tied to performance targets for the businesses under their authority. These performance targets are set as part of the Company's annual budgeting process. Bonus compensation for 1997 has been awarded in accordance with these factors.

     LONG-TERM INCENTIVE COMPENSATION. It has been the Compensation Committee's belief that shareholders' interests are best served by encouraging key employees to develop ownership interests in the Company. To that end, the Company primarily relies upon fair market value employee stock options granted in accordance with the provisions of the Stock Option Plan. During 1997, 732,500 options were granted to Company employees, although no options were granted to the CEO or other NEOs.

     This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated; and shall not otherwise be deemed filed under such Acts.

                                         MEMBERS OF THE COMPENSATION COMMITTEE
                                                E. Donald Shapiro
                                                 Arthur L. Simon

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     None of the members of the Compensation Committee are present or former officers or employees of the Company or its subsidiaries.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the monthly change in cumulative total return of the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and the Barclays Satin 30 -- The Satellite Technology Index, from January 8, 1996, through March 10, 1998, assuming an investment of $100 in the Company's Common Stock and each index. On January 7, 1996, Loral Corporation entered into a Merger Agreement with Lockheed Martin Corporation ("Lockheed Martin") pursuant to which Loral Corporation agreed to merge (the "Merger") with a subsidiary of Lockheed Martin and Loral Corporation stockholders would receive in the merger $38 in cash and one share of Common Stock of the Company (the "Distribution"). "When issued" trading in the Company's Common Stock commenced on April 15, 1996, and the Distribution and Merger were completed on April 23, 1996. The share price for the Company's Common Stock in the graph below for the period from January 8, 1996, the day after the announcement of the Merger, through April 15, 1996, the day on which "when issued" trading commenced, represents the value of a share of Common Stock of the Company inherent in the value of the common stock of Loral Corporation as represented by the share price of Loral Corporation common stock for such period less $38, the fixed portion of the merger consideration.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                        BARCLAYS SATIN 30-
        MEASUREMENT PERIOD            LORAL SPACE &         SATELLITE             S&P 500
      (FISCAL YEAR COVERED)          COMMUNICATIONS      TECHNOLOGY INDEX     COMPOSITE INDEX
8-JAN-96                                   100                 100                  100
30-JUN-96                                  212                 123                  109
31-DEC-96                                  283                 119                  121
30-JUN-97                                  231                 114                  145
31-DEC-97                                  330                 125                  159
10-MAR-98                                  430                 139                  174

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                 ----------------
                                         ANNUAL COMPENSATION        SECURITIES
                                        ---------------------       UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY(A)     BONUS      STOCK OPTIONS(B)    COMPENSATION(C)
 ---------------------------    ----    ---------     -----      ----------------    ---------------
Bernard L. Schwartz             1997    $978,225     $500,000              --           $630,479
Chairman of the Board of        1996    $956,300           --       1,200,000           $543,210
Directors and Chief Executive
Officer

Michael B. Targoff(d)           1997    $650,000     $500,000              --           $  7,791
President and                   1996    $650,000     $300,000         800,000           $  6,940
Chief Operating Officer

Michael P. DeBlasio             1997    $500,000     $500,000              --           $ 21,701
First Senior Vice President     1996    $500,000     $300,000         800,000           $  5,921
and Chief Financial Officer

Eric J. Zahler                  1997    $275,000     $350,000              --           $ 11,016
Senior Vice President,          1996    $275,000     $200,000         500,000           $  6,241
General Counsel and Secretary

Nicholas C. Moren               1997    $250,000     $350,000              --           $ 12,576
Senior Vice President           1996    $250,000     $200,000         500,000           $  7,832
and Treasurer

---------------
(a) For 1996, amounts reflect the annual base salary for each individual, not the actual amounts earned during the period April 1, 1996 to December 31, 1996. Base compensation earned during the period April 1, 1996 to December 31, 1996 was $654,698, $445,192, $344,885, $189,712 and $172,385, for
     Messrs. Schwartz, Targoff, DeBlasio, Zahler and Moren, respectively.

(b) Does not reflect grants during 1996 of stock options to acquire 240,000, 20,000, 20,000, 10,000 and 10,000 shares of common stock owned by Loral of Globalstar Telecommunications Limited, granted by Loral to Messrs. Schwartz, Targoff, DeBlasio, Zahler and Moren, respectively. These options are exercisable at $12.50 per share, vest in one-third increments over three years and have a 10-year term.

(c) For 1997, includes annual Board of Directors fee in the amount of $25,000 to Mr. Schwartz and Company matching contributions to the Savings Plan for all of the NEOs in the amount of $5,700 and the value of supplemental life insurance premiums in the amount of $599,779, $2,091, $16,001, $5,316 and $6,876 for Messrs. Schwartz, Targoff, DeBlasio, Zahler and Moren, respectively.

(d) In January 1998, Dr. Gregory J. Clark was named President and Chief Operating Officer of the Company, replacing Mr. Targoff, who had informed the Company of his intention to leave when a successor was identified.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to the NEOs during 1997.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR-END OPTION VALUES

                                                           NUMBER OF
                        NUMBER OF                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                         SHARES                       UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                        ACQUIRED                          AT YEAR-END                       at Year-End(a)
                           ON       REALIZED   ---------------------------------         --------------------
         NAME           EXERCISE     VALUE      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
         ----           ---------   --------    -----------      -------------      -----------      -------------
Bernard L. Schwartz...     --          --        1,200,000           --             $13,125,000          --
Michael B. Targoff....   160,000    $980,000       --                 640,000(b)        --             $7,000,000
Michael P. DeBlasio...     --          --          160,000            640,000       $ 1,750,000        $7,000,000
Eric J. Zahler........     --          --          100,000            400,000       $ 1,093,750        $4,375,000
Nicholas C. Moren.....     --          --          100,000            400,000       $ 1,093,750        $4,375,000

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

(b) Upon Mr. Targoff's leaving the Company in January 1998, options to acquire 160,000 shares became exercisable and the remaining options to acquire 480,000 shares were cancelled.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     The Company has entered into an employment agreement with Mr. Schwartz, which expires on April 5, 2001. This agreement provides for a minimum annual base salary, to be increased each year by the percentage change in a specified consumer price index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time. Effective March 1, 1998, the Compensation Committee has set Mr. Schwartz's annual base salary at $1.6 million in recognition of Mr. Schwartz's outstanding leadership in guiding the Company and to bring his compensation in line with that of CEOs of other comparable companies.

     Pursuant to the agreement, if Mr. Schwartz is removed as Chairman of the Board of Directors or as Chief Executive Officer other than for cause, or if his duties, authorities or responsibilities are diminished, or if there is a change of control (as defined to encompass the Company becoming a subsidiary of another company, the acquisition of 35% or more of the voting securities of the Company by a particular stockholder or group, or a change in 35% of the Company's directors at the insistence of the shareholder group), Mr. Schwartz may elect to terminate the agreement. In any such event, or upon his death or disability, Mr. Schwartz will be entitled to receive a lump sum payment discounted at 9% per annum, in an amount equal to his base salary as adjusted for defined consumer price index changes for the remainder of the term, an amount of incentive bonus equal to the highest received by Mr. Schwartz in any of the prior three years, times the number of years (including partial fiscal years) remaining during the term, and an amount calculated to approximate the annual compensation element reflected in the difference between fair market value and exercise price of stock options granted to Mr. Schwartz. All such sums are further increased to offset any tax due by Mr. Schwartz under the excise tax and related provisions of Section 4999 of the Internal Revenue Code.

     The Company has established Supplemental Life Insurance Programs for certain key employees including the executives listed in the Summary Compensation Table. For Messrs. Schwartz, Targoff, DeBlasio, Zahler and Moren, the Plans are funded with "split-dollar" or "universal" life insurance policies in the face amounts of $20,500,000, $1,450,000, $1,060,000, $500,000 and
$500,000, respectively. In the event of death, the Company will be entitled to receive an amount not less than the Company's cumulative contributions. If any of such officers terminates his employment prior to the time that the Company's contributions equal the cash value of the insurance policy, he will be responsible for repayment of the remainder of the Company's contribution to the extent cash becomes available in the policy. Such officers contribute to the payment for this program.

GTL OPTIONS

     On September 12, 1995, Loral Corporation, in its capacity as managing general partner of Globalstar, L.P. ("Globalstar"), granted to each of Mr. Schwartz and six other executives of Loral Corporation an option to purchase 40,000 shares of common stock of Globalstar Telecommunications Limited ("GTL"), a general partner of Globalstar, which shares were owned by Loral (the "1995 GTL Options"). The 1995 GTL Options were granted at an exercise price of $10 per share. The closing price of GTL common stock on the Nasdaq National Market on September 12, 1995 was $9.50 per share. The 1995 GTL Options were immediately exercisable as of the date of grant and have a maximum term of 12 years from the date of grant. In the event of the option holder's death, the 1995 GTL Options are exercisable by the option holder's estate or beneficiary for a period of one year from the date of death. The obligations of Loral Corporation under the 1995 GTL Options were assumed by the Company in connection with the Distribution.

     On December 12, 1995, Loral Corporation granted to each outside director of Loral Corporation an option to purchase 40,000 shares of GTL common stock owned by Loral Corporation at an exercise price of $16.6875 per share and otherwise on terms substantially identical to that of the 1995 GTL Options described above. The closing price of GTL common stock on the Nasdaq National Market on December 12, 1995 was $16.75 per share. The obligations of Loral Corporation under these options were assumed by the Company in connection with the Distribution.

     On October 9, 1996, Loral granted Mr. Schwartz and five other executives of Loral options to purchase an aggregate of 304,000 shares of GTL common stock owned by Loral (the "1996 GTL Options"). The 1996 GTL Options were granted at an exercise price of $12.50 per share. The closing price of the GTL common stock on the Nasdaq National Market on October 9, 1996 was $25.1875 per share. The 1996 GTL Options vest in one-third increments over three years and have a maximum term of 10 years from the date of grant. In the event of the option holder's death, the 1996 GTL Options are exercisable by the option holder's estate or beneficiary for a period of one year from the date of death.

PENSION PLAN

     The Company has adopted a defined benefit pension plan and trust (the "Pension Plan") that is qualified under Section 401(a) of the Code. The Pension Plan provides retirement benefits for eligible employees of the Company and the Company's operating affiliates, including executive officers. The benefit formula for executive officers for the period ending December 31, 1996 will generally provide an annual benefit equal to the greater of (A) or (B), where
(A) equals (i) 1.2% of compensation up to the Social Security Wage Base and 1.45% of compensation in excess of the Social Security Wage Base for each year of participation up to 15 years of employment, plus (ii) 1.5% of compensation up to the Social Security Wage Base and 1.75% of compensation in excess of the Social Security Wage Base for each year of participation in excess of 15 years of employment; and (B) equals (i) 1.2% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.45% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for each year of participation up to 15 years of employment, plus (ii) 1.5% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.75% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for each year of participation in excess of 15 years of employment. The benefit for periods subsequent to December 31, 1996 will be based on (A) above. Executive officers also participate in a supplemental executive retirement plan (the "SERP") which provides supplemental retirement benefits due to certain reductions in retirement benefits under the Pension Plan that are caused by various limitations imposed by the Code. Compensation used in determining benefits under the Pension Plan and SERP includes salary and bonus.

     Effective April 1, 1997, under the minimum distribution rules prescribed by the Code, Mr. Schwartz began receiving an annual benefit under the Pension Plan and SERP of $2,165,700, determined on a joint and 50% survivor basis. The estimated annual benefit under the Pension Plan and SERP is $434,000 for Mr. Targoff, $484,000 for Mr. DeBlasio, $175,000 for Mr. Zahler and $142,000 for Mr. Moren. This projected benefit has been computed assuming that (i) employment with the Company will be continued until normal retirement, (ii) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period and (iii) payments will be made on a life annuity basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As a result of the Merger and the Distribution, Lockheed Martin holds Series A Preferred Stock of Loral representing as of April 1, 1998 an approximate 15% fully-diluted equity interest in Loral. Loral and Lockheed Martin are parties to a Shareholders Agreement which, among other matters, regulates the voting rights of Lockheed Martin and its affiliates and limits their ability to acquire additional voting securities or assets of, or solicit proxies or make a public announcement of a proposal of any extraordinary transaction with respect to, Loral. The Shareholders Agreement also provides that under certain circumstances and subject to certain conditions, Lockheed Martin and its affiliates may require Loral to register under the Securities Act of 1933 any Loral securities held by them.

     In connection with contract performance, Loral provided services to and acquired services from Lockheed Martin for the year ended December 31, 1997. For 1997, revenues for services sold were $3,550,000, the cost of services purchased was $78,160,000, and Loral's net payable to Lockheed Martin at December 31, 1997 was $29,509,000.

     Globalstar has entered into an agreement with a subsidiary of Lockheed Martin for the development and delivery of two satellite operations control centers and 33 telemetry and command units for the Globalstar System. This contract is a cost-plus-fee contract with a maximum price of $25.1 million which includes a fee of 12% under the contract, 6% of which would be payable at the time the costs are incurred with the remainder payable upon achievement of certain milestones. Globalstar will own any intellectual property produced under the contract.

     Globalstar entered into an agreement with a subsidiary of Lockheed Martin for an S-Band Beam Forming Network Engineering Model. The contract is a firm fixed-price contract for approximately $463,000.

     Globalstar currently leases 79,000 square feet of office space from Lockheed Martin at a cost of approximately $157,400 per month. This space is leased pursuant to an agreement that expires in August 2000 (with an option to extend for two additional five year periods).

     On December 15, 1995, Globalstar entered into the Globalstar Credit Agreement providing for a $250 million credit facility. Following the consummation of the Merger, Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the Globalstar Credit Agreement, and Space Systems/Loral, Inc. ("SS/L"), a subsidiary of Loral, and certain other Globalstar strategic partners guaranteed $11.7 million and $32 million, respectively, of Globalstar's obligation. In addition, Loral has agreed to indemnify Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee of the Globalstar Credit Agreement.

     In connection with such guarantees and indemnity of the Globalstar Credit Agreement, GTL issued to Loral, Lockheed Martin, SS/L and the other strategic partners participating in such guarantee or indemnity, warrants (the "GTL Guarantee Warrants") to purchase 4,185,318 shares (8,370,636 shares after giving effect to a 100% stock dividend paid on May 28, 1997) of GTL common stock. In connection with the issuance of GTL Guarantee Warrants, GTL received (i) warrants to acquire 4,185,318 ordinary partnership interests in Globalstar plus
(ii) additional warrants (the "Additional Warrants") to purchase an additional 1,131,168 ordinary partnership interests, on terms and conditions generally similar to those of the GTL Guarantee Warrants. In addition, Globalstar has also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the Globalstar Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the Globalstar Credit Agreement. The managing general partner of Globalstar may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

     Globalstar and GTL have entered into an agreement pursuant to which GTL and Globalstar agreed that upon the exercise of any GTL Guarantee Warrant, GTL will purchase from Globalstar, and Globalstar will sell to GTL, a number of ordinary partnership interests equal to the number of shares of Common Stock issuable upon such exercise for a purchase price equal to the exercise price of the GTL Guarantee Warrant.

     The GTL Guarantee Warrants were issued with an exercise price of $26.50 per share ($13.25 per share after giving effect to a 100% stock dividend paid on May 28, 1997) expiring on April 19, 2003 and originally were not exercisable until six months after Globalstar's in-service date, subject to acceleration by Globalstar's managing general partner in its sole discretion. The GTL Guarantee Warrants were not transferable to third parties prior to such exercise date.

     In April 1997, pursuant to an agreement under which GTL agreed to accelerate the vesting and exercisability of the GTL Guarantee Warrants, the holders of the GTL Guarantee Warrants exercised such warrants and GTL registered for resale the GTL shares issuable upon exercise of the GTL Guarantee Warrants. In addition, in April 1997, GTL distributed to the holders of its common stock rights to subscribe for and purchase 1,131,168 shares (2,262,336 shares after giving effect to a 100% stock dividend paid on May 28, 1997) for a price of $26.50 per share ($13.25 per share after giving effect to a 100% stock dividend paid on May 28, 1997). Loral purchased 16,002 shares (32,004 shares after giving effect to a 100% stock distribution paid on May 28, 1997) not purchased upon exercise of the rights. Upon the exercise of the GTL Guarantee Warrants and the rights, GTL received proceeds of about $140.9 million, which it used to exercise Globalstar partnership warrants to purchase 5,316,486 Globalstar ordinary partnership interests at $26.50 per interest. Globalstar used such proceeds to continue the design, construction and deployment of the Globalstar System.

     In September 1994, Loral Corporation exchanged the $30 million 14.75% pay-in-kind Subordinated Convertible Debenture due 2004 (the "Debenture") issued in 1989 by K&F Industries, Inc. ("K&F") in connection with the purchase by K&F of certain divisions of Loral Corporation. The Debenture was exchanged for $11.5 million in cash, net of expenses, and 458,994 shares of Class B common stock of K&F representing 22.5% of the outstanding capital stock of K&F. Loral Corporation's interest in K&F was transferred to the Company in connection with the Distribution. On October 15, 1997, in connection with a recapitalization of K&F, K&F redeemed the Company's interest for $80,591,000. In addition, in connection with the recapitalization, Bernard L. Schwartz, Chairman and Chief Executive Officer of the Company, increased his ownership in K&F from 27% to 50% and received $22,598,000, and certain executive officers of the Company who had held options to purchase shares representing approximately 4% of K&F's capital stock received $4,067,000 in connection with the redemption by K&F of the shares issued upon exercise of such options.

     Prior to the K&F recapitalization, the Company had from time to time granted options to purchase shares of its Common Stock to employees of K&F. K&F reimburses the Company for the interest cost on the funds it would have had to pay to Loral had it purchased the Loral shares underlying the options granted at the applicable exercise prices.

     Mr. Robert B. Hodes, a Director and a member of the Executive and Audit Committees, is counsel to the law firm of Willkie Farr & Gallagher, which is general counsel to the Company.

     For the year ended December 31, 1997, the Company paid fees and disbursements in the amount of approximately $150,000 for corporate communications consultations to Kekst and Company Incorporated, of which company Mr. Gershon Kekst, a Director and member of the Executive Committee, is President and the principal stockholder. Kekst and Company Incorporated continues to render such services to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1997 all reports for the Company's executive officers and directors and beneficial owners of more than 10% of the Company's Common Stock that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except that one report was not timely filed by Thomas B. Ross to report an acquisition of Common Stock through the Loral Savings Plan.

PROPOSAL 2.  ACTING UPON A PROPOSAL TO AMEND THE COMPANY'S 1996 STOCK OPTION
             PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE FROM 12,000,000 TO 18,000,000.

     GENERAL. The Company has historically utilized stock options as a key part of its overall compensation program for employees and officers. As of April 1, 1998, options for approximately 8,750,000 shares were outstanding under the Company's 1996 Stock Option Plan (the "Stock Option Plan"), leaving a balance of approximately 3,000,000 additional shares that may be the subject of future option grants. The Board of Directors believes that it is in the best interests of the Company to have stock-based awards available in order to retain, attract and motivate high quality personnel for the Company. The Board of Directors has approved, subject to shareholder approval, an amendment to the Stock Option Plan (the "Amendment") to increase from 12,000,000 to 18,000,000 the number of shares of Common Stock that may be issued under the Stock Option Plan.

     The Board of Directors is submitting the Amendment for shareholder approval because the terms of the Stock Option Plan require that any increase in the maximum number of shares available for issuance under the Stock Option Plan be approved by shareholders. Also, such approval is required by the rules of the New York Stock Exchange and the regulations promulgated under Section 162(m) of the Internal Revenue Code. If the Amendment is not approved by the shareholders, it will not be adopted.

     DESCRIPTION OF THE 1996 STOCK OPTION PLAN. The following description of the Stock Option Plan, as amended by the Amendment, is qualified in its entirety by reference to the text of the Stock Option Plan as filed with the Securities and Exchange Commission as an exhibit to the Company's Registration Statement on Form 10 (Registration Number 1-14180) and the Amendment as attached hereto as Exhibit A.

     The Company's 1996 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors and approved by the Company's then sole shareholder on March 13, 1996. The Stock Option Plan provides for the grant of non-qualified stock options ("NQSOs") and incentive stock options as defined in Section 422 of the Code ("ISOs"). The Stock Option Plan is administered by the Compensation Committee. Employees and officers of the Company and its affiliates are eligible to participate in the Stock Option Plan. Management of the Company believes that the Stock Option Plan is important to provide an inducement to obtain and retain the services of qualified employees and officers. At present, all the officers and approximately 650 other employees of the Company and its affiliates are eligible to participate in the Stock Option Plan. The Stock Option Plan (but not outstanding options) will terminate on the tenth anniversary of its adoption. Assuming approval of the Amendment by shareholders, the Company will have reserved 18,000,000 shares of Common Stock for issuance upon the exercise of options under the Stock Option Plan.

     Recipients of options under the Stock Option Plan ("Optionees") are selected by the Compensation Committee. The Compensation Committee determines the terms of each option grant including (1) the purchase price of shares subject to options, (2) the dates on which options become exercisable and (3) the expiration date of each option (which may not exceed ten years from the date of grant). The Compensation Committee has the power to accelerate the exercisability of outstanding options at any time. The number of shares for which options may be granted under the Stock Option Plan to any single Optionee during any partial or full calendar year that the Stock Option Plan is in effect may not exceed 2,000,000 (subject to adjustments for capital changes).

     The purchase price of the shares of Common Stock subject to options will be fixed by the Compensation Committee, in its discretion, at the time options are granted; provided, that (i) in no event shall the per share purchase price of an ISO be less than the Fair Market Value (as defined in the Stock Option Plan) of a share of Common Stock on the date of grant; (ii) in no event shall the per share purchase price of a NQSO be less than the lower of (A) 50% of the Fair Market Value of a share of a Common Stock on the date of grant, and (B) $20 below the aforesaid Fair Market Value; and (iii) in no event shall the per share purchase price of any option be less than the par value per share of the Common Stock.

     Optionees will have no voting, dividend, or other rights as shareholders with respect to shares of Common Stock covered by options prior to becoming the holders of record of such shares. All option grants will permit the purchase price to be paid in cash, by tendering stock, or by brokered or "cashless" exercise. The number of shares covered by options will be appropriately adjusted in the event of any merger, recapitalization or similar corporate event.

     The Board of Directors of the Company may at any time terminate the Stock Option Plan or from time to time make such modifications or amendments to the Stock Option Plan as it may deem advisable; provided that the Board may not, without the approval of the Company's shareholders, (i) increase the maximum number of shares of Common Stock for which options may be granted under the Stock Option Plan or (ii) reduce the minimum purchase price at which options may be granted under the Stock Option Plan.

     Options granted under the Stock Option Plan will be evidenced by a written option agreement between the Optionee and the Company. Subject to limitations set forth in the Stock Option Plan, the terms of option agreements will be determined by the Compensation Committee and need not be uniform among Optionees.

     As of December 31, 1997, the following option grants have been made under the Stock Option Plan: options to purchase 3,800,000 shares of Common Stock at an exercise price of $10.50 per share were granted to NEOs, options to purchase 555,000 shares at exercise prices ranging from $10.50 and $15.75 per share were granted to all other executive officers as a group, and options to purchase 2,789,500 shares at exercise prices ranging from $10.50 to $20.46875 to all other employees as a group. As of December 31, 1997, options to purchase 207,750 shares had been exercised (including the exercise by an NEO of options to purchase 160,000 shares) and options to purchase 176,300 shares have been cancelled. As of March 30, 1998, the market value of the Common Stock was $27.75 per share.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a brief discussion of the federal income tax consequences of transactions under the Stock Option Plan based on the Code. The Stock Option Plan is not qualified under Section 401(a) of the Code.

     No taxable income is realized by an Optionee upon the grant or exercise of an ISO. If Common Stock is issued to an Optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such Optionee within two years after the date of grant or within one year after the transfer of such shares to such Optionee, then (i) upon sale of such shares, any amount realized in excess of the option price will be taxed to such Optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Optionee's employer for federal income tax purposes.

     If the Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (i) the Optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (ii) the Optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

     With respect to NQSOs, (i) no income is realized by an Optionee at the time the Option is granted; (ii) generally, at exercise, ordinary income is realized by the Optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Deductions for compensation attributable to NQSOs (or disqualified ISOs) granted to NEOs may be subject to the deduction limits of Section 162(m) of the Code, unless such compensation qualifies as "performance-based" as defined therein.

     NEW PLAN BENEFITS. The grant of options under the Stock Option Plan is subject to the discretion of the Compensation Committee. Accordingly, the options that will be received by the various potential participants and options that might have been received by the potential participants had the Amendment been in effect for the Company's last completed fiscal year are not determinable.

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS OF LORAL.

     The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its affiliates other than as independent auditors and related activities.

     The financial statements of the Company for the fiscal year ended December 31, 1997, and report of the auditors thereon will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1997, Deloitte & Touche LLP provided services consisting of the audit of the annual financial statements of the Company, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission and other pertinent matters.

     IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, THE APPOINTMENT OF INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

                         LORAL SHAREHOLDERS' PROPOSALS

     Proposals of the Company's shareholders intended to be presented at the 1999 Annual Meeting of the Company must be received by the Company at 600 Third Avenue, New York, New York 10016, Attention: Secretary, no later than December 2, 1998. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

     Management does not know of any matters to come before the Annual Meeting other than those set forth herein. However, the enclosed proxy confers discretionary authority upon the proxy holders named therein to vote and act in accordance with their best judgement with regard to any other matters which should come before the meeting or any adjournment thereof. Upon receipt of such proxy (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, will be voted FOR the election of Directors and FOR any other Proposal.

                                    By Order of the Board of Directors

                                    /s/ ERIC J. ZAHLER

                                    Eric J. Zahler
                                    Secretary

April 1, 1998

                                                                       EXHIBIT A

                                AMENDMENT TO THE
                       LORAL SPACE & COMMUNICATIONS LTD.
                             1996 STOCK OPTION PLAN

     The Loral Space & Communications Ltd. 1996 Stock Option Plan (the "Plan") is hereby amended as follows:

          The first sentence of Section 3 of the Plan is amended to read as follows:

             "The total number of shares of Common Stock which shall be subject to Options granted under the Plan shall not exceed 18,000,000, subject to adjustment as provided in Section 7 hereof."

                       LORAL SPACE & COMMUNICATIONS LTD.

            PROXY -- ANNUAL MEETING OF SHAREHOLDERS, APRIL 28, 1998

BERNARD L. SCHWARTZ, GREGORY J. CLARK and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of LORAL SPACE & COMMUNICATIONS LTD., to be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York, at 9:30 A.M., on Tuesday, April 28, 1998 and at all adjournments thereof. The Board of Directors Recommends a vote FOR the Following Proposals:

1. ELECTION OF THREE CLASS II DIRECTORS -- Nominees: Class II: R. Hodes, C. Lazarus and D. Yankelovich

   [ ] VOTE FOR all nominees except those written below   [ ] WITHHOLD AUTHORITY
   to vote for all nominees

  Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the line below:

  ------------------------------------------------------------------------------

2. Acting upon a proposal to amend the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock available for issuance from
   12,000,000 to 18,000,000.         FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as
   independent auditors for the year ending December 31, 1998.             FOR [
   ]       AGAINST [ ]       ABSTAIN [ ]

4. In their discretion, upon such other matters as may properly come before
   the meeting.                      FOR [ ]       AGAINST [ ]       ABSTAIN [ ]
                          (Continued on reverse side)

                              (Continued from other side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON AND FOR PROPOSALS 2 AND 3.
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

                                    Dated:  , 1998

                                    --------------------------------------------

                                    --------------------------------------------
                                             (Signature of Shareholder)

                                    (Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

                    PLEASE MARK, SIGN, DATE AND RETURN THIS

                        PROXY IN THE ENVELOPE PROVIDED.
P